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The information in this prospectus is not complete and may be changed. You may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

CALIFORNIA AMPLIFIER, INC.

929,086 SHARES OF COMMON STOCK

        The selling stockholders described below are offering and selling up to 929,086 shares of common stock, par value $.01 per share, of California Amplifier, Inc. These shares have been issued by us in connection with the recent acquisition of substantially all of the assets of Kaul-Tronics, Inc., NGP, Inc. and Interactive Technologies International, LLC. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        The prices at which the selling stockholders may sell our shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. On August 28, 2002, the last reported sale price of our common stock was $3.51 per share.

        Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol: "CAMP."

        Investing in our common stock involves a high degree of risk. See "Risk Factors" on page 4.

The shares of common stock offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is September 26, 2002

TABLE OF CONTENTS

About This Prospectus	3
The Company	3
Recent Developments	3
The Offering	4
Risk Factors	4
Registration Rights	10
Use Of Proceeds	11
Selling Stockholders	11
Plan Of Distribution	12
Legal Matters	13
Experts	13
Where You Can Find Additional Information	14
Forward Looking Information	15

        In this prospectus, unless indicated otherwise, "California Amplifier," "the Company," "we," "us," and "our" refer to California Amplifier, Inc. and its subsidiaries.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, the selling stockholders may sell up to 929,086 shares of our Common Stock.

        This prospectus provides a description of the securities that may be offered from time to time. Each time the selling stockholders sell securities pursuant to this prospectus, if required, they will describe specific information about the offering in a prospectus supplement, which we will deliver with this prospectus. Such prospectus supplement, if any, may also add, update or change the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, if any, together with the additional information described under the heading "Where You Can Find More Information."

        This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

THE COMPANY

        We are engaged in the design, manufacture and marketing of a broad line of integrated microwave fixed point reception and transmission products used primarily in satellite television and terrestrial broadband applications. Our Satellite Products business unit designs and markets reception components for the worldwide Direct Broadcast Satellite ("DBS") television market as well as a full line of consumer and commercial products for video and data reception. The Wireless Access business unit designs and markets integrated reception and two-way transmission fixed wireless products for video, voice, data, telephony and networking applications. In our fiscal year ended February 28, 2002, our revenues were $100.7 million and our net income was $4.5 million. We were incorporated in California in 1981 and we reincorporated in Delaware in 1987.

        Our principal executive offices are located at 460 Calle San Pablo, Camarillo, California 93012. Our telephone number is (805) 987-9000 and our website address is http://www.calamp.com.

RECENT DEVELOPMENTS

        On April 5, 2002, the Company acquired substantially all of the assets, properties and rights of Kaul-Tronics, Inc. ("Kaul-Tronics"), a Wisconsin corporation, and two affiliated companies, NGP Inc. ("NGP") and Interactive Technologies International LLC, (collectively, "KTI") in an asset purchase transaction. The operations we acquired involve primarily the design and manufacture of satellite antenna dishes used in the DBS industry. The satellite antenna dishes of the type produced by KTI, and the downconverter/amplifier devices of the type we produce, together comprise the outdoor portion of customer premise equipment for DBS television reception. In calendar year 2001, KTI had revenues of approximately $36 million and pretax income of $4.8 million. KTI's 2001 revenues included approximately $12 million of satellite downconverter/amplifier devices of the type we produce.

        The aggregate purchase price was approximately $22.7 million, consisting of a cash payment of approximately $16.1 million, issuance of 929,086 shares of the Company's common stock valued at approximately $6.1 million, and transaction costs of approximately $530,000. The acquisition gave rise to goodwill of approximately $17.7 million.

THE OFFERING

        The selling stockholders may offer and sell up to an aggregate of 929,086 shares of our common stock under this prospectus. The selling stockholders obtained the shares they are offering under this prospectus in connection with our acquisition of substantially all of the assets of KTI on April 5, 2002.

RISK FACTORS

        In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating us, our business and our prospects before you purchase any of our common stock. If any of the following risks actually occurs, our results of operation and financial condition would suffer significantly.

Risks Related to Our Business

        The Company's business operations and implementation of its long-term business strategy are subject to significant risks inherent in its business, including, without limitation, the risks and uncertainties described below. The occurrence of any one or more of the risks or uncertainties described below could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

OUR BUSINESS IS SUBJECT TO MANY FACTORS THAT COULD CAUSE OUR QUARTERLY OR ANNUAL OPERATING RESULTS TO FLUCTUATE AND OUR STOCK PRICE TO BE VOLATILE.

        Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If our quarterly or annual operating results do not meet the expectations of securities analysts and investors, the trading price of our common stock could significantly decline. Some of the factors that could affect our quarterly or annual operating results include:

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  the timing and amount of, or cancellation or rescheduling of, orders for our products;

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  our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions; announcements, new product introductions and reductions in price of products offered by our competitors;

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  our ability to achieve cost reductions;

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  our ability to obtain sufficient supplies of sole or limited source components for our products;

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  our ability to achieve and maintain production volumes and quality levels for our products;

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  the volume of products sold and the mix of distribution channels through which they are sold;

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  the loss of any one of our major customers or a significant reduction in orders from those customers;

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  increased competition, particularly from larger, better capitalized competitors;

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  fluctuations in demand for our products and services; and

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  telecommunications and wireless market conditions specifically and economic conditions generally.

        Due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of products could occur at the end of our fiscal quarter. Failure to ship products by the end of a quarter may adversely affect our operating results. In the future, our customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors, quarterly revenue, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

BECAUSE SOME OF OUR KEY COMPONENTS ARE FROM SOLE SOURCE SUPPLIERS OR REQUIRE LONG LEAD TIMES, OUR BUSINESS IS SUBJECT TO UNEXPECTED INTERRUPTIONS, WHICH COULD CAUSE OUR OPERATING RESULTS TO SUFFER.

        Some of our key components are complex to manufacture and have long lead times. Also, some of our components are purchased from sole source vendors for which alternative sources are not readily available. In the event of a reduction or interruption of supply, or a degradation in quality, as many as six months could be required before we would begin receiving adequate supplies from alternative suppliers, if any. As a result, product shipments could be delayed and our revenues and results of operations would suffer. If we receive a smaller allocation of component parts than is necessary to manufacture products in quantities sufficient to meet customer demand, customers could choose to purchase competing products and we could lose market share.

OUR LACK OF PRODUCT DIVERSIFICATION MEANS THAT ANY DECLINE IN PRICE OR DEMAND FOR OUR PRODUCTS WOULD ADVERSELY AFFECT OUR BUSINESS.

        Our Satellite and Wireless Access products have accounted for substantially all of our historical revenue and are expected to do so for the foreseeable future. Consequently, a decline in the price of, or demand for, our Satellite or Wireless Access products, or their failure to achieve or maintain broad market acceptance, would adversely affect our business.

IF WE DO NOT MEET PRODUCT INTRODUCTION DEADLINES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

        Our inability to develop new products or product features on a timely basis, or the failure of new products or product features to achieve market acceptance, could adversely affect our business. In the past, we have experienced design and manufacturing difficulties that have delayed our development, introduction or marketing of new products and enhancements which has caused us to incur unexpected expenses. In addition, some of our customers have conditioned their future purchases of our products on the addition of product features. In the past we have experienced delays in introducing new features. Furthermore, in order to compete in some markets, we will have to develop different versions of our existing products that operate at different frequencies and comply with diverse, new or varying governmental regulations in each market.

DEMAND FOR OUR PRODUCTS FLUCTUATES RAPIDLY AND UNPREDICTABLY, WHICH MAKES IT DIFFICULT TO MANAGE OUR BUSINESS EFFICIENTLY AND CAN REDUCE OUR GROSS MARGINS AND PROFITABILITY.

        Our cost structure is based in part on our expectations for future demand. Many costs, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. The rapid and unpredictable shifts in demand for our products make it difficult to plan manufacturing capacity and business operations efficiently. If demand is significantly below expectations, we may be unable to rapidly reduce these fixed costs, which can diminish gross margins and cause losses. A sudden downturn may also leave us with excess inventory, which may be rendered obsolete as products evolve during the downturn and demand shifts to newer products. Our ability to reduce costs and expenses is further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing global customer base. Conversely, in sudden upturns, we sometimes incur significant costs to rapidly expedite delivery of components, procure scarce components and outsource additional manufacturing processes. These costs could reduce our gross margins and overall profitability. Any of these results could adversely affect our business.

BECAUSE WE SELL SOME OF OUR PRODUCTS IN COUNTRIES OTHER THAN THE UNITED STATES, SUBJECTING US TO DIFFERENT REGULATORY SCHEMES, AND WE HAVE A SIGNIFICANT FOREIGN SUPPLY BASE, WE MAY NOT BE ABLE TO DEVELOP PRODUCTS THAT WORK WITH THE DIFFERENT STANDARDS RESULTING IN OUR INABILITY TO SELL OUR PRODUCTS, AND, FURTHER, WE MAY BE SUBJECT TO POLITICAL, ECONOMIC, AND OTHER CONDITIONS AFFECTING SUCH COUNTRIES THAT COULD RESULT IN REDUCED SALES OF OUR PRODUCTS AND WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

        If our sales are to grow in the longer term, we must continue to sell our products in many different countries. Many countries require communications equipment used in their country to comply with unique regulations, including safety regulations, radio frequency allocation schemes and standards. If we cannot develop products that work with different standards, we will be unable to sell our products. If compliance proves to be more expensive or time consuming than we anticipate, our business would be adversely affected. Some countries have not completed their radio frequency allocation process and therefore we do not know the standards with which we would be forced to comply. Furthermore, standards and regulatory requirements are subject to change. If we fail to anticipate or comply with these new standards, our business and results of operations will be adversely affected.

        Sales to customers outside the U.S. accounted for 16.5% and 19.9% of our total sales for the fiscal years ended February 28, 2002 and 2001, respectively. Accordingly, we are subject to the political, economic and other conditions affecting countries or jurisdictions other than the U.S., including Africa, the Middle East, Europe and Asia. Additionally, a substantial portion of our components and subassemblies are procured from foreign suppliers located primarily in Hong Kong, mainland China, Taiwan, and other Pacific Rim countries. Any interruption or curtailment of trade between the countries in which we operate and their present trading partners, change in exchange rates, a significant shift in U.S. trade policy toward these countries or a significant downturn in the political, economic or financial condition of these countries could cause demand for and sales of our products to decrease, cause disruption of our supply channels or otherwise disrupt our operations, cause our costs of doing business to increase, or subject us to increased regulation including future import and export restrictions, any of which could adversely affect our business.

WE RELY ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR SALES AND BUSINESS.

        We generate a significant portion of our sales from a relatively small number of customers. Sales to our four largest customers accounted for approximately 82% and 56% of total sales in the fiscal years ended February 28, 2002 and 2001, respectively. Furthermore, if the pending merger between Echostar Communications Corporation and DirectTv is consummated, our customer base could become even more concentrated because we sell, directly or indirectly, to both of these DBS system operators. The loss of, or a decrease in orders by, one or more of our major customers could adversely affect our sales, business and reputation.

        In addition, Sprint, the largest MMDS license holder in the U.S., accounted for 62% and 37% of the sales of our Wireless Access business unit in fiscal years ended February 28, 2002 and 2001, respectively. In October 2001, Sprint announced that it has suspended any new deployments of broadband wireless equipment, as well as ceasing the acquisition of any new customers, until a second-generation system could be evaluated. Our Wireless Access business unit has only a small number of other customers. We expect little or no revenue from Sprint in our fiscal year ending February 28, 2003.

WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS AND OUR CUSTOMERS MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

        We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly, our customers can cease purchasing our products at any time without penalty, our customers are free to purchase products from our competitors, we are exposed to competitive price pressure on each order, and our customers are not required to make minimum purchases.

OUR WIRELESS ACCESS BUSINESS IS SUBJECT TO RAPID TECHNOLOGY CHANGES, EVOLVING STANDARDS AND GOVERNMENT REGULATION.

        The market for wireless Internet access served by our Wireless Access business is subject to rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend largely on our ability to anticipate or adapt to these changes and to offer, on a timely basis, products that meet evolving standards. We cannot predict the extent to which competitors using existing or future methods of delivery of Internet access services will compete with our services. We cannot assure you that:

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  existing, proposed or undeveloped technologies will not render our broadband wireless systems less profitable or less viable,

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  we will have the resources to acquire new technologies or to introduce new services that could compete with future technologies, or

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  we will be successful in responding to technological changes in a timely and cost effective manner.

        Additionally, regulatory changes by the U.S. Federal Communications Commission or by regulatory agencies outside the United States, including changes in the allocation of available frequency spectrum, could significantly affect our operations by restricting our development efforts, rendering current products obsolete, or increasing the opportunity for additional competition. There can be no assurance that new regulations will not be promulgated that could materially and adversely affect our business and operating results.

BECAUSE THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN WE HAVE, WE CANNOT BE CERTAIN THAT OUR PRODUCTS WILL CONTINUE TO BE ACCEPTED IN THE MARKETPLACE OR CAPTURE INCREASED MARKET SHARE.

        The market for integrated microwave fixed point reception and transmission products is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles, and price erosion. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. Given the highly competitive environment in which we operate, we cannot be sure that any competitive advantages enjoyed by our products would be sufficient to establish and sustain our products in the market. Any increase in price or other competition could result in erosion of our market share, to the extent we have obtained market share, and would have a negative impact on our financial condition and results of operations. We cannot provide assurance that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

        We face competition from a variety of companies, which generally vary in size and in the scope and breadth of products and services offered. We also face competition from customers' or prospective customers' own internal development efforts. Many of the companies that compete, or may compete in the future, against us have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. These competitors may also have pre-existing relationships with our customers or potential customers. As a result, they may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Our competitors may successfully integrate the functionality of our reception and transmission products into their products and thereby render our products obsolete. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

        We believe our principal competitors include or will include REMEC, Sharp, Channelmaster, Andrew Corp., Signal Technology, IP Wireless and NextNet. In addition, there have been a number of announcements by other companies, including smaller emerging companies, that they intend to enter the market segments adjacent to or in those addressed by our products.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, AND OUR COMPETITORS MAY BE ABLE TO OFFER SIMILAR PRODUCTS AND SERVICES THAT WOULD HARM OUR COMPETITIVE POSITION.

        Our success depends, in large part, upon our intellectual property. We rely primarily on patents, trademark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our intellectual property. These mechanisms provide us with only limited protection. We currently hold 19 patents and have 10 patent applications pending. As part of our confidentiality procedures, we enter into non-disclosure agreements with all of our executive officers, managers and supervisory employees. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. Furthermore, effective protection of intellectual property rights is unavailable or limited in some foreign countries. Our protection of our intellectual property rights may not provide us with any legal remedy should our competitors independently develop similar technology, duplicate our products and services, or design around any intellectual property rights we hold.

IF WE ARE UNABLE TO INTEGRATE SUCCESSFULLY INTO OUR COMPANY THE EMPLOYEES, TECHNOLOGIES AND OTHER ASSETS WE RECENTLY ACQUIRED FROM KTI, WE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE ACQUISITION.

        We are still engaged in the process of integrating the new employees, technologies and other assets related to the DBS antenna dish business that we acquired from KTI in April 2002. Because the new employees and facilities will remain in Wisconsin, and our headquarters are in Camarillo, California, we face the additional challenge of integrating employees in geographically disparate locations. The integration effort will take time and could distract management from other aspects of our business. We cannot assure you that we will be successful in integrating the acquired business and if we are unable to do so, we may incur increased expenses and may not achieve the benefits of the acquisition.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT HAVE ADVERSE CONSEQUENCES FOR OUR BUSINESS.

        Recently, we completed the acquisition of the assets and business of KTI as described above. As part of our business strategy, from time to time, we expect to review opportunities to acquire and may acquire other businesses or products that will complement our existing product offerings, augment our market coverage or enhance our technological capabilities. Although we have no current agreements or negotiations underway with respect to any material acquisitions, we may make acquisitions of businesses, products or technologies in the future. However, we cannot be sure that we will be able to locate suitable acquisition opportunities. The acquisitions that we have completed, agreed to complete and which we may complete in the future could result in the following, any of which could seriously harm our results of operations or the price of our stock: (i) issuances of equity securities that would dilute the percentage ownership of our current stockholders; (ii) large one-time write-offs; (iii) the incurrence of debt and contingent liabilities; (iv) difficulties in the assimilation and integration of the acquired companies; (v) diversion of management's attention from other business concerns; (vi) contractual disputes; (vii) risks of entering geographic and business markets in which we have no or only limited prior experience; and (viii) potential loss of key employees of acquired organizations.

OUR PRIMARY OPERATIONS ARE LOCATED NEAR KNOWN EARTHQUAKE FAULTS.

        The occurrence of an earthquake or other natural disaster in the vicinity of our primary operations located in Camarillo, California could cause significant damage to our facility that may require us to cease or suspend operations. Although we currently have insurance for earthquake risks, we can provide no assurance that such insurance coverage would be adequate in the event of a catastrophic loss, or that earthquake insurance will continue to be available, or that if available that earthquake coverage will continue to be carried by us in the future.

WE DEPEND ON OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL. IF WE LOSE ANY MEMBERS OF OUR SENIOR MANAGEMENT TEAM, OUR ABILITY TO CARRY OUT OUR LONG-TERM BUSINESS STRATEGY COULD BE ADVERSELY AFFECTED.

        We believe our future success largely depends on the expertise of our senior management team. The loss of one or more members of senior management could disrupt our operations or the execution of our business strategy. We do not maintain key person life insurance on any officer or manager.

WE FACE RISKS ASSOCIATED WITH SHAREHOLDER LITIGATION.

        We and certain members of our board of directors have been sued by alleged shareholders in two class action lawsuits during the past several years. The most recent litigation was initiated in April 2001 as a result of financial misstatements affecting our fiscal 2000 and fiscal 2001 financial statements caused by our former controller, which we became aware of and disclosed in March 2001. An out-of-court settlement of this class action litigation was reached in December 2001, but this settlement agreement has not yet been approved by the court. We can provide no assurance that the court will approve it on the terms and conditions which we agreed to with the plaintiffs. If the court does not approve the settlement agreement as currently structured, it could adversely affect our financial position, results of operations, cash flows and liquidity.

WE FACE RISKS ASSOCIATED WITH A PENDING SEC INVESTIGATION.

        As a result of the financial misstatements caused by our former controller, as discussed above, the Securities and Exchange Commission opened an investigation into the matter. The Company has been and expects to continue cooperating with the SEC in connection with its investigation. We can provide no assurance that we will be able to avoid the imposition of penalties or other sanctions by the SEC as a result of this investigation.

BECAUSE THE NASDAQ STOCK MARKET IS LIKELY TO EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATION, THE PRICE OF OUR STOCK MAY DECLINE EVEN IF OUR BUSINESS IS DOING WELL.

        The stock markets, and in particular The Nasdaq Stock Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. We also expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

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  announcements of technological or competitive developments;

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  acquisitions or strategic alliances by us or our competitors;

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  the gain or loss of a significant customer or order; and

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  changes in estimates of our financial performance or changes in recommendations by securities analysts.

        Accordingly, market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock.

BECAUSE OF LIKELY FLUCTUATIONS IN THE PRICE OF OUR STOCK, WE MAY BE SUBJECT TO CLASS ACTION LITIGATION THAT COULD DISTRACT MANAGEMENT AND RESULT IN SUBSTANTIAL COSTS.

        In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. In addition to the securities litigation currently pending against us, we may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our operations and sales of our products, which would have a negative impact on our financial condition and results of operations.

REGISTRATION RIGHTS

        In connection with the issuance of shares, we entered into a registration rights agreement, dated as of April 5, 2002 and amended August 27, 2002, with the persons listed in this prospectus under the heading "Selling Stockholders," in which we agreed, at our sole expense, to file with the SEC the registration statement of which this prospectus forms a part. A copy of the registration rights agreement as amended has been filed as an exhibit to the registration statement of which this prospectus forms a part, and is more fully described under "Plan of Distribution".

USE OF PROCEEDS

        All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See "Plan of Distribution."

SELLING STOCKHOLDERS

        In connection with our acquisition of substantially all the assets of KTI on April 5, 2002 (the "Acquisition"), we issued 929,086 shares of our common stock. Of this amount, Kaul-Tronics and NGP each received 464,543 shares. On July 15, 2002, NGP distributed its 464,543 shares to its eight shareholders. The selling stockholders described in the table below are the eight shareholders of NGP who received shares of our stock in the distribution by NGP, in the respective share amounts indicated in the table, and Kaul-Tronics (the "Selling Stockholders"). The 929,086 shares of our common stock issued in connection with the Acquisition represent approximately 6.3% of the total shares of our common stock outstanding as of August 28, 2002.

        The table below sets forth, as of August 28, 2002, the following information regarding the Selling Stockholders:

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  The names of the Selling Stockholders;

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  The number of shares of our common stock owned by the Selling Stockholders on the date of this prospectus prior to the offering for resale of any of the shares being registered by the registration statement of which this prospectus is a part;

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  The number of shares of our common stock that may be offered for resale by the Selling Stockholders pursuant to this prospectus, subject to the resale restrictions contained in the Registration Rights and Resale Agreement as described under Plan of Distribution below; and

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  The number of shares of our common stock to be held by the Selling Stockholders after the resale of the offered shares.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Offering(1)
Kaul-Tronics, Inc.	464,543	464,543	-0-
John R. Kaul	122,758	122,758	-0-
Mary Pat Kaul	122,757	122,757	-0-
Thomas A. Prochnow	40,436	40,436	-0-
Richard L. Powell	40,436	40,436	-0-
Lonnie Freeman	40,436	40,436	-0-
Richard J. Wheeler	16,848	16,848	-0-
James L. Atkinson	40,436	40,436	-0-
Kerry E. Larsen	40,436	40,436	-0-

Total	929,086	929,086	-0-

(1)
Assumes that all of the shares held by the Selling Stockholders and being offered under this prospectus are sold, and that the Selling Stockholders acquire no additional shares of our common stock before the completion of this offering.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock covered by this prospectus on behalf of the Selling Stockholders. We will pay the costs and fees of registering the shares of common stock, but the Selling Stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock.

        Pursuant to the Registration Rights and Resale Agreement dated April 5, 2002 and as amended August 27, 2002 (the "Rights Agreement") by and among the Company, Kaul-Tronics, NGP, and certain individuals as set forth on the signature page thereto, the Company must use reasonable commercial efforts to file a Form S-3 Registration Statement within 160 days after April 5, 2002. The Rights Agreement contains restrictions on the number of shares that can be sold by the Selling Stockholders, as follows:

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  Each Selling Stockholder can sell up to 25% of his, her or its shares during the one year period following the date on which the Form S-3 Registration Statement is declared effective by the Commission (the "Effectiveness Date").

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  Each Selling Stockholder can sell an additional 37.5% of his, her or its shares during the three month period which begins on the first anniversary of the Effectiveness Date.

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  Each Selling Stockholder can sell any remaining shares beginning 15 months after the Effectiveness Date.

        The Selling Stockholders may sell the shares of common stock on The Nasdaq National Market, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. The Selling Stockholders may sell some or all of the shares of common stock in one or more of the following ways:

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  a block trade in which a broker-dealer may resell a part of the block, as principal, in order to facilitate the transaction;

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  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers;

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  an exchange distribution in accordance with the rules of the Nasdaq National Market; or

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  privately negotiated transactions.

        When selling the shares of common stock, the Selling Stockholders may enter into hedging transactions. For example, the Selling Stockholders may:

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  enter into transactions involving short sales of the shares of common stock by broker-dealers;

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  sell shares of common stock short themselves and redeliver such shares to close out their short positions;

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  enter into option or other types of transactions that require the selling stockholder to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

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  loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        In addition to selling their shares of common stock under this prospectus, the Selling Stockholders may transfer their shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer.

        The Selling Stockholders may negotiate and pay broker-dealer commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Stockholders may allow other broker-dealers to participate in resales. The Selling Stockholders and any broker-dealers involved in the sale or resale of the shares of common stock may qualify as "underwriters" within the meaning of the Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act of 1933. If the Selling Stockholders qualify as "underwriters", they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under the applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our shares of common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the SEC or similar events.

        Under the Rights Agreement, we and the Selling Stockholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

        If required by the rules and regulations of the SEC, we will include in a prospectus supplement additional information about the method of distribution of the shares offered hereby.

LEGAL MATTERS

        Certain legal matters with respect to the shares of common stock offered hereby was passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

        Our consolidated financial statements as of February 28, 2002, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        Our consolidated balance sheet as of February 28, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the two years ended February 28, 2001, which appear in our Annual Report on Form 10-K filed on May 31, 2002, were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this prospectus as having certified these financial statements, as required by Section 7 of the Securities Act. Accordingly, we have included these financial statements in reliance on Rule 437a under the Securities Act. Due to the lack of Arthur Andersen's written consent to the inclusion of its report in this prospectus, Arthur Andersen will not have any liability under Section 11 of the Securities Act for false and misleading statements and omissions contained in the prospectus, including the financial statements, and any claims against Arthur Andersen related to any such false and misleading statements will be limited.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules filed with the registration statement. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete. We refer you to the copy of such contract or document filed as an exhibit to the registration statement.

        Our registration statement, including exhibits and schedules attached thereto, may be inspected without charge at the Securities and Exchange Commission's public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional office located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of all or any part of our registration statement from such offices after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

        We are subject to the information and periodic requirements of the Exchange Act and, accordingly, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Securities and Exchange Commission's public reference rooms, and the website of the Securities and Exchange Commission referred to above.

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed.

  (a)
  Annual Report on Form 10-K for the fiscal year ended February 28, 2002 filed May 30, 2002;

  (b)
  Quarterly Report on Form 10-Q for the quarter ended May 31, 2002 filed July 16, 2002;

  (c)
  Current Reports on Form 8-K filed April 19, 2002, April 22, 2002 and June 19, 2002;

  (d)
  The description of our common stock contained in our Registration Statement on Form S-1/A filed with the Commission on March 25, 1993, including all amendments or reports filed for the purpose of updating this description; and

  (e)
  All documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

460 Calle San Pablo
Camarillo, California 93012
Tel: (805) 987-9000

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus may only be used in jurisdictions where it is legal to offer or sell these securities. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING INFORMATION

        This prospectus, including the information incorporated by reference herein, contains "forward-looking statements" within the meaning of the federal securities laws. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors identified in this prospectus and in the documents incorporated by reference in this prospectus. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors" as well as in the sections captioned "Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended February 28, 2002. This report is incorporated by reference in this prospectus along with reports we may subsequently file.

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CALIFORNIA AMPLIFIER, INC. 929,086 SHARES OF COMMON STOCK
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
THE COMPANY
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
REGISTRATION RIGHTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
FORWARD-LOOKING INFORMATION